Exhibit 10(xxxi)



June 30, 1994


Dr. J. T. Rhodes
President & CEO
Virginia Power

Dear Jim:

        As you know, the Board of Directors of Virginia Electric and Power Company (the Company) voted on June 3, 1994, to ratify the letter agreement you and james F. Betts reached in April regarding your employment with the Company. paragraphs (1), (2) and (3) below memorialize those modifications to the terms of your employment with the Company.

        Additionally, the Special Committee of the Board of Directors on June 29, 1994, approved certain additional terms for your continued employment with the Company. Set forth in paragraphs (4) and (5) below are those additional provisions, which are comparable to those the Special Committee determined to be appropriate for all other officers of the Company.

        (1) You will report to James F. Betts in his capacity as Vice-Chairman of Dominion Resources, Inc. (DRI).

        (2) The DRI and Virginia Power Boards will give serious consideration to electing you Chairman of the Virginia Power Board in October.

        (3) You have agreed to remain at Virginia Power as President and Chief executive Officer for at least three years (until April 21, 1997). However, if Tom Capps does not retire at age 60 or by the end of 1995, you will be free to retire at any time after April 21, 1996. In either event, you will be able to retire with benefits at least equal to those that were available to you under the 1994 Early Retirement Program>

        (4) Should you be terminated prior to April 21, 1997, for any reason other than cause (after a good faith determination by the Board of Directors of Virginia Power), then the Company will pay to you the amount (as detailed in Attachment A) that you would have otherwise received in base salary and incentive compensation through April 21, 1997, as if you had remained employed until that date. In the event of your termination without cause, the Company will also pay to you a special severance benefit equal to (i) your then annual base salary, or at your election (ii) the retirement and other severance benefits you would have been eligible to receive as a participant in the 1994 Early Retirement Program.

        (5) if you continue in the employment of the Company until April 21, 1997, you shall be entitled to receive on the date you retire or leave the employment of the Company for any reason after April 21, 1997, a special severance benefit equal to (i) your then annual base salary, or at your option
(ii) the retirement and other severance benefits you would have been eligible to receive as a participant in the 1994 Early Retirement program. This special severance benefit shall be paid in addition to and shall not diminish any rights that you may be entitled to receive under the benefit plans of Dominion Resources, Inc. or the Company.

        Please acknowledge by signing a copy of this letter and returning it to me. We will then make this document a part of your permanent file.

        If you have any questions, please let me know.

                                            Sincerely,


                                            /s/John B. Adams, Jr.
                                            John B. Adams, Jr.

                                            Chairman, O&C Committee
                                            Virginia Power Board of
                                            Directors

Attachment


Acknowledged:

/s/ J. T. Rhodes
J. T. Rhodes


Date:

6/30/94
(signed fax 6/30/94)



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ATTACHMENT A
     If you are terminated for any reason other than for cause, the company will pay you the following:
     1. Base salary which you would have earned from the date of termination until April 21, 1997. This number will be computed by dividing the annual base salary at time of termination by 12 and multiplying by the number of whole or partial months between the date of termination and April 21, 1997. The base salary used in this calculation shall not be less than your highest base salary on or after April 21, 1994.
     2. Potential annual incentive award from date of termination until April 21, 1997. This number will be computed by dividing the Success Sharing target award in effect for you at time of termination by 12 and multiplying by the number of whole or partial months between the end of the most recently completed plan year and April 21, 1997. Payment of this amount shall cancel your rights to any other Success Sharing payments for the same time period. The target award used in this calculation shall not be less than the highest target award in effect for you on or after April 21, 1994.
     3. Potential long term incentive award until April 21, 1997. The total number of hypothetical shares (at 100% goal accomplishment) of Dominion Resources, Inc. stock granted in all cycles of the Performance Achievement Plan which were active on the date of termination will be multiplied by the closing price of the stock on the day of termination. This amount will be paid to you in dollars. Payment of this amount will cancel your rights to any additional payments in cash or stock from these active cycles.